UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2022

Luna Innovations Incorporated
(Exact name of registrant as specified in its charter)

301 1st Street SW, Suite 200
Roanoke, VA 24011
(Address of principal executive offices, including zip code)
540-769-8400
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LUNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Definitive Material Agreement.

Second Amendment to Credit Agreement

On June 21, 2022 (the “Effective Date”), Luna Innovations Incorporated, a Delaware corporation (the “Company”) entered into a Second Amendment to Loan Agreement (the “Second Amendment”) in respect of its Loan Agreement, dated as of December 1, 2020 (the “Original Loan Agreement” and as amended by that certain First Amendment to Loan Agreement, dated as of March 10, 2022, and the Second Amendment, the “Loan Agreement”) with PNC Bank, National Association, as lender (the “Lender”) and certain of the Company’s domestic subsidiaries as guarantors, to, among other things, extend the maturity date of the Term Loan and Revolving Line (each as defined below) to June 21, 2027 and increase the total commitments to the Company.

The Loan Agreement provides a $15.0 million revolving credit facility (the “Revolving Line”) and a $20 million term loan facility (the “Term Loan”). On the Effective Date, the Company borrowed the full amount of the Term Loan from the Lender pursuant to a term note (the “Term Note”), a portion of the proceeds of which were used to refinance the remaining principal amount of the $12.5 million in term loans issued under the Original Loan Agreement, and the remainder used to pay down approximately $13.7 million of the $15.0 million in revolving loans outstanding under the Revolving Line (the “Revolving Loan”) pursuant to a revolving line of credit note (the “Revolving Line of Credit Note”). The Company may repay and reborrow advances under the Revolving Line from time to time pursuant to the Revolving Line of Credit Note.

The Company’s obligations under the Loan Agreement are secured by a first priority perfected security interest in substantially all of the Company’s and the guarantors’ assets.

The Term Loan matures on June 21, 2027, extended from December 1, 2023 as part of the Second Amendment. The Term Loan amortizes at a rate equal to 10% for the first year, 15% for years two and three and 20% in years four and five, in each case paid on a quarterly basis. Accrued interest is due and payable on the first day of each month and the outstanding principal balance and any accrued but unpaid interest will be due and payable on June 21, 2027. The Term Loan bears interest at a floating per annum rate equal to the sum of (a) Daily Simple SOFR (as defined in the Term Note), plus (b) a SOFR adjustment of ten basis points (0.10%), plus (c) an applicable margin. The applicable margin ranges from 1.75% to 2.50% per annum, depending on the Net Leverage Ratio (as defined in the Loan Agreement). The Company may prepay the Term Loan without penalty or premium.

The Revolving Line expires on June 21, 2027, extended from December 1, 2023 as part of the Second Amendment. Borrowings under the Revolving Line bear interest at a floating per annum rate equal to the sum of (a) Daily Simple SOFR, plus (b) a SOFR adjustment of ten basis points (0.10%), plus (c) an applicable margin. The applicable margin ranges from 1.75% to 2.50% per annum, depending on the Net Leverage Ratio. Accrued interest is due and payable on the first day of each month and the outstanding principal balance and any accrued but unpaid interest is due and payable on June 21, 2027. The unused portion of the Revolving Line accrues a fee equal to 0.20% per annum multiplied by the quarterly average unused amount.

The Loan Agreement includes a number of affirmative and restrictive covenants applicable to the Company and its subsidiaries, including, among others, financial covenants regarding minimum net leverage and fixed charge coverage, affirmative covenants regarding delivery of financial statements, payment of taxes, and maintenance of government compliance, and restrictive covenants regarding dispositions of property, acquisitions, incurrence of additional indebtedness or liens, investments and transactions with affiliates. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions.

The foregoing is only a summary of the material terms of the Second Amendment and does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Scott A. Graeff
Scott A. Graeff President and Chief Executive Officer
Date: June 27, 2022